AMISH NATURALS, INC. COMMENCES TRADING

Company Completes Transaction and Begins Trading Under Ticker Symbol AMNT

Holmesville, OH — October 30, 2006 - Amish Naturals, Inc. (OTCBB: AMNT), announced today that it completed a merger transaction with FII International, Inc., a public company. This morning, Amish Naturals began trading on the OTC Bulletin Board under the symbol “AMNT” following a 2.8-for-1 forward stock split. Its new CUSIP number is 031539 10 9.

Located in the heart of Amish country, Amish Naturals is a specialty food company with a solid commitment to superior, organic food products and the Amish community itself.

The Company makes its pasta the old fashioned way to preserve not only the Amish tradition, but also the natural flavor that can only be obtained using only natural ingredients and century old cooking methods.

Amish Naturals’ management team and advisors have deep experience in the marketing and distribution of specialty foods, coming from executive-level positions at such companies as Hebrew National, a division of ConAgra, Campbell’s Soup, Best Foods, and Acosta Sales and Marketing.

“While committed to this country’s old-world values and cooking methods, we are very excited to be a part of the public capital markets,” stated David C. Skinner, Sr., CEO of Amish Naturals. “We saw this as a logical step to expand our brand awareness and eventually make Amish Naturals a household name. We will be working very hard over the coming months to secure shelf space for our products in natural food stores - and eventually the mass-market, retail grocery chains - and look forward to the continual rollout of new, complementary products.”

“We have tested our pasta with consumers, and the response was phenomenal. In addition, our management and advisors, with years of experience in the food distribution and branding industries, have significant inroads to the retail channel. We have taken the time to develop the requisite corporate strategies to grow this company in a meaningful way.”

About Amish Naturals

Amish Naturals’ mission is to increase shareholder value through the sale and distribution of organic, Amish food products to the exploding market for organic and wholesome foods. Last year, the U.S. market for natural/organic foods was estimated to have totaled approximately $13.8 billion. Building on generations of traditions, the Company has created food that reflects the wholesomeness and purity of the Amish people and their culinary customs, including a variety of the finest homemade Amish Pasta™. For more information, please visit www.amishnaturals.com.

Cautionary Statement Regarding Forward-Looking Statements

Information provided by Amish Naturals, such as online or printed documents, publications or information available via Amish Naturals' website contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause Amish Naturals’ results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.